Exhibit 99.1

For Information Contact:
Brett Maas or Matt Hayden
Hayden Communications
(646) 536-7331
Brett@haydenir.com
Iteris Home Page: http://www. iteris.com

For Release at 1:05 p.m., PST 02/01/07

Iteris, Inc. Reports Fiscal Third Quarter Year-Over-Year Revenue Growth of 19% to $14.5 Million

—Operating income for the third quarter increases 186% to $751,000—

Anaheim, California — February 01, 2007 – Iteris, Inc. (AMEX: ITI), a leader in vision-based technologies and Intelligent Transportation Systems that optimize traffic flow and enhance driver safety, today reported financial results for the fiscal third quarter ended December 31, 2006.

For the fiscal third quarter ended December 31, 2006, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $14.5 million, representing an 18.9 percent increase compared to net sales and contract revenues of $12.2 million in the third quarter of the prior fiscal year. The increase from the prior year quarter was primarily a result of a 24.2 percent increase in sales of Roadway Sensor video detection products and a 20.5 percent increase in revenues from Systems consulting services.

Gross profit as a percentage of total net sales and contract revenues for the quarter was 39.2 percent compared to 40.9 percent in the prior year period. The decrease in gross margins was mainly a result of contract mix related to the Transportation Systems consulting business and a decrease in Automotive Sensor gross margins primarily related to the continuing effect of volume discounts given to our largest customer. Operating expenses during the quarter were $4.9 million representing an increase of 4.4 percent from $4.7 million in the prior year period. This increase was mainly a result of additional sales and marketing activities in both the Roadway and Automotive Sensor segments.

The Company reported operating income of $751,000 for the quarter ended December 31, 2006 compared to operating income of $263,000 in the third quarter of the prior fiscal year. Net income for the quarter ended December 31, 2006 was $310,000, or $0.01 per diluted share compared to net income of $136,000 or $0.00 per diluted share in the third quarter of the prior fiscal year.

For the nine months ended December 31, 2006, net sales and contract revenues were $42.8 million or an increase of 15.7 percent compared to net sales and contract revenues of $37.0 million in the corresponding period of the prior fiscal year. Operating income for the nine months ended December 31, 2006 was $2.6 million compared to a loss of $(121,000) in the corresponding period of the prior fiscal year. The Company reported net income of $1.3 million or $0.04 per diluted share for the nine months ended December 31, 2006 compared to a net loss of $(745,000) or $(0.03) per diluted share for the corresponding period in the prior fiscal year.

 “Strong revenue growth, particularly in our Roadway Sensors and Transportation Systems businesses, enabled Iteris to again report increases in both operating and net income,” commented Jack Johnson, the Company’s President and Chief Executive Officer. “Iteris continues to enhance its strategic position as a technology company focused on transportation products and services. We are the recognized leader in the LDW market, specifically within the heavy truck space, as evidenced by the number of OEM’s and North American truck fleets now qualified and specifying our system. Additionally, we continue to penetrate the expanding market for both our Roadway Sensors and Transportation Systems businesses, which is apparent from the top line growth of these segments. We stand poised to take advantage of the market position we have created for each of our businesses and expect to see continued growth in the coming quarters.”

As of December 31, 2006, the Company had 31.0 million shares of common stock outstanding and total stockholders’ equity of $23.4 million.

Operational Highlights

Automotive Sensors:

•                  On January 30, 2007, the Company announced plans to make its first shipments to a new Asian-based OEM. Iteris anticipates shipping approximately 400 units to this OEM by March 31, 2007. The manufacturer has indicated its intention is to make the Iteris LDW system a standard feature on one of its heavy truck models with volumes estimated at approximately 5,000 units in the coming year.

•                  Sales of LDW systems in North America increased 71 percent for the three months ended December 31, 2006 compared to the corresponding period in the prior fiscal year and are up 130 percent for the nine months ended December 31, 2006, adding diversity to the expanding customer base.

•                  To date, 39 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 19,000 vehicles.

•                  Testing of Iteris’ LDW systems continues with 65 heavy truck fleets which represent more than 134,000 vehicles.

•                  The Automotive Sensor segment has now recorded royalty revenues based on total shipments of approximately 43,000 units to Infiniti.

Systems Consulting:

•                  Approximately $6.7 million in new Transportation Systems consulting contracts were signed during the quarter ended December 31, 2006. Transportation Systems consulting backlog at the end of the third fiscal quarter was $19.3 million, up from $18.7 million reported at the end of the prior quarter and up from the $15.8 million reported at the end of the previous fiscal year (March 31, 2006).

•                  On January 4, 2007, the Company announced that it was selected by the City of Westminster, Calif. to provide Intelligent Transportation Systems (ITS) design and integration services for the continued deployment of the city’s overall ITS program. Work on the $1.25 million contract began in January 2007 and is expected to be completed within 14 months. This contract covers the design of approximately eight miles of fiber optic cable, replacement of 58 traffic signal controllers, 13 closed circuit television cameras, and 12 new Iteris Video detection locations.

Roadway Sensors:

•                  Roadway Sensor sales in the third quarter were $6.5 million, which represents an increase of 24.2 percent from the prior year period and were $20.0 million for the nine months ended December 31, 2006 which represents a 22.0 percent increase compared to the first nine months of the prior year.

•                  The market has responded well to the introduction of the Company’s new color camera for vehicle detection, as well as the Company’s eAccess product which provides an IP addressable streaming video solution for enhanced traffic control. Since its release in late fiscal 2006, Roadway Sensors has shipped over 2,000 color cameras. Additionally, over 200 eAccess units have been shipped in fiscal 2007.

•                  During the quarter ended December 31, 2006, the Roadway Sensors segment secured two large procurements for intersection video detection systems for approximately $700,000. The first order was received from Calgary, Alberta, and further establishes our Roadway Sensors’ Vantage system as a leader in the Canadian intersection detection market. The second order was received from El Paso, Texas. Roadway Sensors was awarded both procurements based on the results of competitive bid and performance review processes. All but $75,000 of these orders shipped in the quarter ended December 31, 2006.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the third fiscal quarter of 2007 today at 1:30 p.m., Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast, please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until 5:00 p.m., PST, on Wednesday, February 28, 2007.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety. Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris is headquartered in Anaheim, California. Investors are encouraged to visit our website at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance, operating results and working capital needs, our future market opportunities and the timing of adoption, purchases and installations of our products by manufacturers. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and to further expand our vehicle detection and LDW revenues and technologies, our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option, the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; our customers’ ability to meet their planned manufacturing and sales schedules; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into the passenger car markets; the availability of components used in the manufacture of certain of our products; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2006	March 31, 2006
	(unaudited)
ASSETS:
Cash	$167	$131
Trade accounts receivable, net	11,869	11,426
Costs and estimated earnings in excess of billings on uncompleted contracts	3,419	2,693
Inventories	6,430	2,814
Prepaid expenses and other current assets	757	368
Deferred tax assets	2,120	1,608
Property and equipment, net	1,689	1,783
Goodwill	27,774	27,774
Intangible assets, net	441	551
Other assets	392	485
Total assets	$55,058	$49,633

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and accrued expenses	$10,779	$10,310
Revolving line of credit	4,152	2,662
Deferred gain on sale of building	236	449
Deferred compensation plan liability	760	820
Long term debt	2,945	4,140
Convertible debentures, net	9,358	9,203
Total liabilities	28,230	27,584
Redeemable common stock	3,414	3,414
Total stockholders’ equity	23,414	18,635
Total liabilities and stockholders’ equity	$55,058	$49,633

ITERIS, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Net sales and contract revenues:
Net sales	$8,575	$7,276	$26,498	$22,776

Contract revenues	5,913	4,907	16,272	14,201
Total net sales and contract revenues	14,488	12,183	42,770	36,977
Costs and expenses:
Cost of net sales	4,746	3,898	14,800	11,889
Cost of contract revenues	4,066	3,304	10,618	9,310
Gross profit	5,676	4,981	17,352	15,778
Operating expenses:
Selling, general and administrative expenses	3,879	3,599	11,865	11,513
Research and development expenses	1,038	1,172	2,812	4,288
Deferred compensation plan expense	(29)	(90)	(61)	(12)
Amortization of intangible assets	37	37	110	110
Total operating expenses	4,925	4,718	14,726	15,899
Income (loss) from operations	751	263	2,626	(121)
Non-operating income (expense):
Other income (expense), net	(5)	(6)	(650)	32
Interest expense, net	(390)	(377)	(1,200)	(1,087)

Income (loss) before income taxes	356	(120)	776	(1,176)
Income tax benefit (provision)	(46)	256	545	431
Net income (loss)	$310	$136	$1,321	$(745)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.01	$0.00	$0.05	$(0.03)
Diluted earnings (loss) per share	$0.01	$0.00	$0.04	$(0.03)

Shares used in calculating earnings (loss) per share:
Basic	30,438	28,246	29,238	28,138
Diluted	33,813	32,700	33,067	28,138